EX-99.1.f
CERTIFICATE OF AMENDMENT
TO THE DECLARATION OF TRUST
OF
VAN KAMPEN CALIFORNIA VALUE MUNICIPAL
INCOME TRUST (THE “TRUST)
          1. The Declaration of Trust amended by this document was originally filed with the Secretary of the Commonwealth of Massachusetts on December 21, 1992.
          2. Pursuant to this Certificate of Amendment, the principal place of business of the Trust shall be changed to 522 Fifth Avenue, New York, New York 10036. To effect the aforesaid amendment, Article 1, Section 1.1, of the Declaration of Trust of the Trust, relating to the principal office of the Trust, is amended to ready as follows after paragraph number 3 below:
          3. Pursuant to this Certificate of Amendment, the address of the resident agent of the Trust in the Commonwealth of Massachusetts shall be changed to 155 Federal Street, Suite 700, Boston, Massachusetts 02110. To effect the aforesaid amendment, Article 1, Section 1.1, of the Declaration of Trust of the Trust, relating to the resident agent of the Trust, is amended to read as follows after this paragraph number 3 below:
“ARTICLE 1
NAME, PRINCIPAL OFFICE, RESIDENT AGENT AND DEFINITIONS
     Section 1.1 Name, Principal Office and Resident Agent. The name of the trust created hereby is the “Van Kampen California Value Municipal Income Trust” (the “Trust”).
     The post office address of the principal office of the Trust is 522 Fifth Avenue, New York, New York 10036. The name of the resident agent of the Trust in the Commonwealth of Massachusetts is CT Corporation System, a Delaware corporation, and the post office address of the resident agent is 155 Federal Street, Suite 700, Boston, Massachusetts 02110.
          4. Such amendment shall become effective as of the close of business on October 3, 2007.
          5. The amendment herein provided for was authorized in accordance with law.
     IN WITNESS WHEREOF, the undersigned has signed these presents all on October 3, 2007.

/s/Wayne W. Whalen
Name:	Wayne W. Whalen
As Trustee, and not Individually